EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:

investors@trutanklessinc.com

480-275-7572

Trutankless, Inc. Announces Plans for Spin-Off of Tankless365, Inc.

Trutankless Shareholders to Receive Distribution of Shares in Tankless365, Inc.

(PHOENIX) July 15th, 2023 – PHOENIX, /PRNewswire/ -- Trutankless, Inc. (OTCQB: TKLS) today announced its intention to spin-off its wholly-owned subsidiary, Tankless365, Inc.

On a date determined by the Board of Directors of the Company, (the “Distribution Date”), each Shareholder having common stock as of the Distribution Date will be entitled to receive shares of the common stock of Tankless365, Inc. pro rata based on a 4:1 ratio. So that for each four (4) shares of Common Stock of Trutankless, Inc. held by a Shareholder on the record date, the Shareholder will receive one share of common stock of Tankless365, Inc. Immediately following the distribution, those stockholders will own 100% of the outstanding common stock of Tankless365, Inc.

No action will be required of Trutankless, Inc. stockholders to participate in the distribution and receive shares of Tankless365, Inc. common stock.

About Trutankless, Inc.:

Trutankless, Inc. (OTC: TKLS) is a technology-driven developer of accessible, next-generation home automation and efficiency systems.  The Company’s primary products are a line of electric tankless water heaters that surpasses traditional tank water heaters in energy efficiency, output, dependability and environmental sustainability.  The Company sells its products to plumbing wholesale distributors and dealers throughout the United States.  Trutankless, Inc. was founded in 2008 and is headquartered in Scottsdale, Arizona.

About Tankless365, Inc.:

Tankless365, Inc. was incorporated as a Nevada corporation on October 21st, 2021 and has been a wholly owned subsidiary of Trutankless, Inc. Tankless365’s mission is to innovate lead generation in the home services industry and augment the efficiency with which trade professionals capture and monetize leads in real-time. Pacific Stock Transfer is the transfer agent for Tankless365, Inc.

Forward-Looking Statement: The statements in this press release regarding any implied or perceived benefits from the release by Trutankless of its line of electric tankless water heaters or added key strategic sales and distribution partners are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, risks of the key strategic sales and distribution partners ability to sell our product, and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions, and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. There is no guarantee that any specific outcome will be achieved. Past performance is not indicative of future results.

SOURCE Trutankless, Inc.

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